Exhibit 10.3

Execution Copy

ADVISORY SERVICES AND MONITORING AGREEMENT

This ADVISORY SERVICES AND MONITORING AGREEMENT (this “Agreement”) is entered into as of January 8, 2007, by and between ACP Lantern Acquisition, Inc., a Delaware corporation (the “Company”), Avista Capital Holdings, LP, a Delaware limited partnership (“Advisor”).

WHEREAS, the Company proposes to acquire stock and assets pursuant to that certain Stock and Asset Purchase Agreement, dated as of January 8, 2007, among Bristol-Myers Squibb Company, a Delaware corporation, ACP Lantern Holdings, Inc., a Delaware corporation, and ACP Lantern Acquisition, Inc., a Delaware corporation (the “Acquisition”).

WHEREAS, in connection with the Acquisition, Advisor (together with its affiliates) has provided and will continue to provide services, advice and analysis, including management of and assistance with due diligence and other investigatory matters related to the Company, its subsidiaries and its parent companies (collectively, the “Group Companies”) and the industries in which they operate, and advice with respect to financing facilities and related arrangements and other matters;

WHEREAS, Advisor has staff skilled in corporate finance, strategic corporate planning, and other management skills and advisory and business monitoring services;

WHEREAS, the Group Companies will require such skills and services from Advisor in connection with their business operations and execution of strategic plans; and

WHEREAS, Advisor is willing to provide such skills and services to the Company and other Group Companies.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.              Appointment.

(a)           The Company hereby appoints Advisor, or its designees, as one of its financial advisors with respect to the following services to the extent appropriate and requested by the Company or other Group Companies: (i) assisting the Company or other Group Companies in analyzing its operations and historical performance; (ii) assisting the Company or other Group Companies in analyzing future prospects; (iii) assisting the Company or other Group Companies with respect to future proposals for tender offers, acquisitions, sales, mergers, financings, exchange offers, recapitalizations, restructurings or other similar transactions that may be consummated during the term of this Agreement; and (iv) providing financial and business monitoring services, including assisting the Company or other Group Companies in preparing a strategic plan (collectively, “Advisory Services”).

(b)           Advisor does not make any representations or warranties, express or implied, in respect of Advisory Services provided hereunder.  In no event shall Advisor or any of its respective affiliates be liable to the Company, other Group Companies or any of their respective affiliates for any act, alleged act, omission or alleged omission except for gross negligence or willful misconduct of Advisor or its designee as determined by a final, non-appealable determination of a court of competent jurisdiction.

(c)           Advisor shall devote such time and efforts to provide Advisory Services contemplated hereby as it deems reasonably necessary or appropriate (including, without limitation, by making the management professionals employed or engaged by it available in connection therewith); provided, however, that no minimum number of hours shall be required to be devoted by Advisor on a weekly, monthly, annual or other basis.

Section 2.             Payment of Fees.

(a)           In consideration of Advisory Services provided and to be provided by Advisor in connection with the transaction related to the consummation of the Acquisition, the Company agrees to pay to Advisor (or its designees) upon execution of this Agreement, a one-time fee of an amount equal to $10,000,000.

(b)           In consideration of the ongoing Advisory Services to be provided hereunder by Advisor to the Company and other Group Companies, the Company will pay Advisor (or its designees) an annual fee of $1,000,000.  Such annual fee shall be paid in equal quarterly installments on the first day of each fiscal quarter of each calendar year throughout the duration of this Agreement, provided, however, that such fee relating to the quarter in which this Agreement is signed shall be payable on the date hereof and pro rated for the balance of the quarter remaining on the date hereof and provided, further, that, prior to the termination or expiration of this Agreement, all unpaid fees and expenses hereunder through, as applicable, the termination or expiration of this Agreement shall be immediately due and payable.

(c)           Upon any transaction entered into by the Company or any other Group Company in which Advisor has provided advice and assistance to the Company, Advisor shall be entitled, in addition to receiving other fees hereunder, to receive from the Company reasonable and customary advisory fees for such advice and services as Advisor may provide which may include assisting with the preparation and presentation of offering memoranda and other data and assisting with the process, structuring and negotiation of any resulting transaction or issuance, such fee to be payable on the closing date of such transaction.

(d)           Notwithstanding the provisions of Sections 2(b) and 2(c) of this Agreement, no fees shall be paid thereunder if paying such fees is prohibited, or would cause a default under the terms of the Company’s principal loan documents.  If paying such fees thereunder is prohibited by this Section 2(d), such fees shall continue to be an obligation of the Company and interest shall accrue on such fees (at the “prime rate”) until such time as it, together with all or a portion of any other payments then due or accrued hereunder, may be made without violation of this Section 2(d).

(e)           All payments and reimbursements to be made to Advisor pursuant to this Section 2 will be paid by wire transfer of immediately available funds to an account specified by Advisor in writing to the Company.

Section 3.              Reimbursement of Expenses. In consideration of the time, effort and expense that have been and will be expended or incurred by or on behalf of Advisor in connection with the Acquisition, the Company agrees to reimburse Advisor from time to time upon request for all reasonable out-of-pocket costs, fees and expenses incurred by or on behalf of Advisor in connection with or related to the Acquisition, whether incurred before or after the date hereof, including costs, fees and expenses relating to: (i) accountants, attorneys, recruitment firms and other consultants hired by Advisor, to the extent not otherwise paid by the Company; (ii) due diligence investigations by or on behalf of Advisor; (iii) the preparation, negotiation and execution of any agreements relating to the Acquisition between and among Advisor and the Company, other Group Companies, and their respective senior executives and shareholders; (iv) any subsequent amendments or waivers (whether or not the same become effective) under or in respect of any such agreements; (v) governmental and regulatory filings made by or on behalf of Advisor in connection with the Acquisition; (vi) ongoing matters affecting the Company such as equity incentive plans, acquisitions or financing transactions; and (vii) ongoing monitoring of the affairs of the Company (including all reasonable travel and related expenses and ongoing industry and company analyses).

Section 4.             No Exclusive Duty to the Company.

(a)           In recognition that (i) Advisor currently has, and will in the future have or will consider acquiring, investments in numerous entities with respect to which Advisor may serve as an advisor, a director or in some other capacity; (ii) Advisor may have duties to various investors, stockholders and partners; (iii) Advisor (or one or more affiliates, associated investment funds or portfolio Company) may engage in the same or similar activities or lines of business as the Company or other Group Companies and have an interest in the same areas of corporate opportunities; (iv) the Company will derive certain benefits hereunder; and (v) Advisor, in desiring and endeavoring to satisfy its duties, may confront difficulties in determining the full scope of such duties in any particular situation, the provisions of this Section 4 are set forth to regulate, define and guide the conduct of certain affairs of the Company and other Group Companies as they may involve Advisor.

(b)           Notwithstanding anything to the contrary contained herein, (i) Advisor and its affiliates shall not be required to manage the Company or other Group Companies as their sole and exclusive function; (ii) Advisor and its affiliates may have other business interests and may engage in other activities in addition to those relating to the Company and other Group Companies, and such other business interests or activities may be of any nature or description, may be competitive with the Company or other Group Companies and may be engaged in independently or with others; and (iii) neither the Company nor any other Group Companies shall have any right, by virtue of this Agreement or the relationship created hereby, in or to such other ventures or activities of Advisor or its affiliates or to the income or proceeds derived therefrom, and the pursuit of such ventures or activities, even if competitive with the Company or other Group Companies, shall not be deemed wrongful or improper.

(c)           Neither Advisor nor any of its affiliates, members, partners, employees, advisors, consultants, agents or representatives (collectively, the “Advisor Entities”) shall have any duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its affiliates or to refrain from any actions specified in Section 4(a), and the Company, on its own behalf and on behalf of its affiliates, hereby renounces and waives any right to require Advisor or any of its affiliates to act in a manner inconsistent with the provisions of Section 4(a).

(d)           Neither Advisor nor any of Advisor Entities shall be liable to the Company, other Group Companies or any of their respective affiliates for breach of any duty (contractual or otherwise) by reason of any actions or omissions of the types referred to in Section 4(a) or its or its affiliates’ participation therein.

Section 5.             Term and Termination.

(a)           This Agreement shall continue in full force and effect for a term of 7 years.  This Agreement shall automatically renew on each anniversary of the date hereof, and, in connection with each renewal, the term of this Agreement shall be 7 years from the date of such renewal

(b)           This Agreement shall terminate on the earlier to occur of (i) 7 years from the date hereof, or (ii) the date upon which the Company pays to

Advisor all amounts that would otherwise be payable pursuant to this Agreement for the remainder of the term hereof.  No termination of Advisor’s engagement hereunder shall affect any of the Company’s obligations hereunder, including, without limitation, the Company’s indemnity obligations as set forth herein.

Section 6.              Governing Law; Submission to Jurisdiction; WAIVER OF JURY TRIAL.

(a)            Choice of Law. This Agreement shall be governed by and construed, and interpreted in all respects, in accordance with the laws of the State of New York without regard to conflicts of laws principles thereof.

(b)           Consent to Jurisdiction.    Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the federal and state courts of the State of New York (collectively, “New York Courts” and each a “New York Court”).  Each of the parties hereto by execution hereof: (i) hereby irrevocably submits to the jurisdiction of New York Courts for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof; and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in any New York Court, that any such action, suit or proceeding brought or maintained in any New York Court should be dismissed on grounds of forum non conveniens, should be transferred to any court other than a New York Court, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than a New York Court, or that this Agreement or the subject matter hereof may not be enforced in or by any New York Court.  Each of the parties hereto hereby consents to service of process in any such action, suit or proceeding in any manner permitted by the laws of the State of New York, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 16 is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in the manner set forth in Section 16 does not constitute good and sufficient service of process.  The provisions of this Section 6(b) shall not restrict the ability of any party to enforce in any court any judgment obtained in a New York Court.

(c)            Waiver of Jury Trial.    TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS

THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, CAUSE OF ACTION, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE.  Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of this Section 6(c) constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby.  Any of the parties hereto may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of each of the parties hereto to the waiver of its right to trial by jury.

Section 7.              Liability and Indemnity.    Neither Advisor nor the Advisor Entities shall be liable to the Company or any of its subsidiaries or affiliates for any loss, liability, damage or expense arising from or in connection with any services provided hereunder, unless such loss, liability, damage or expense is caused by the gross negligence or willful misconduct of Advisor or Advisor Entities.  The Company shall defend, indemnify and hold harmless Advisor and Advisor Entities from and against any and all loss, liability, damage or expenses arising from any claim by any person with respect to, or in any way related to, all services provided hereunder (including reasonable attorneys’ fees), resulting from any act or omission of Advisor or Advisor Entities, unless such claims are caused by the gross negligence or willful misconduct of Advisor or Advisor Entities.

Section 8.              Limitation of Liability.    In no event will any party hereto be liable to any other party hereto for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based on contract, tort or otherwise), relating to any services provided hereunder.

Section 9.              Non-Recourse.    No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney or representative of Advisor, the Company, other Group Companies or any of their respective affiliates shall have any liability for any obligations or liabilities of Advisor, the Company, other Group Companies or any of their respective affiliates under this Agreement or for any claim based on, in respect of or arising from the transactions or matters contemplated hereby.

Section 10.            Authority to Enter Agreement.    Each party to this Agreement represents and warrants to the other parties hereto that it has all requisite power and authority to enter into this Agreement and the transactions contemplated hereby, that this Agreement has been duly and validly authorized by all necessary action on the part of such party and that when duly executed and delivered by such party, this Agreement shall constitute a legal, valid and binding agreement of such party, enforceable against it in accordance with its terms.

Section 11.           Amendments and Waivers.    No amendment of any term, provision or condition of this Agreement shall be effective, unless in writing and executed by each of the parties hereto.  No waiver on any one occasion shall affect, extend to, or be construed as a waiver of, any right or remedy on any future occasion.  No course of dealing of any person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

Section 12.            Independent Contractor.    The parties agree and understand that Advisor is and shall act as an independent contractor of the Company in providing Advisory Services.  Advisor is not and, in providing Advisory Services, will not hold itself out as an employee, agent or partner of the Company.

Section 13.            Information.    The Company shall furnish and make available to Advisor all financial and other information as Advisor deems appropriate in connection with providing Advisory Services and, in connection therewith, will provide Advisor with reasonable access to its officers, directors, employees, agents, accountants, counsel and other representatives.  The Company acknowledges and accepts that (a) Advisor will rely solely on such information and information that is available from public sources in providing Advisory Services without assuming any responsibility for independent investigation or verification thereof; (b) Advisor will not be responsible for the accuracy or completeness of such information or any other information regarding the Company; and (c) Advisor will not be required to appraise the value of the Company’s assets or liabilities.

Section 14.            Confidentiality.    No advice rendered by Advisor, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without Advisor’s prior written consent. Unless otherwise required by law, all information provided hereunder (including the terms of this Agreement) by one party hereto (the “Disclosing Party”) to another party hereto (the “Receiving Party”) shall be confidential and shall not be disclosed to third parties without the prior written approval of the Disclosing Party, except where such information is at the time of the disclosure or thereafter becomes available (a) to the general public (other than as a result of its disclosure by the Receiving Party); or (b) to the Receiving Party on a non-confidential basis from a person not bound by confidentiality obligations.  Notwithstanding the forgoing, without the prior written approval of the Disclosing Party: (c) Advisor may disclose any information to Advisor Entities in connection with providing Advisory Services; and (d) the Receiving Party may disclose information and material that it receives on the tax structure or tax treatment of services provided hereunder, provided, however, that such disclosure shall not include the name (or other identifying information not relevant to the tax structure or tax treatment) of any person and shall not include information for which confidentiality is reasonably necessary under securities laws.  The Receiving Party shall be responsible for any breach of the obligation set forth in this Section 14 by its affiliates, representatives and agents.

Section 15.            Entire Agreement.    This Agreement contains the entire understanding of the parties hereto with respect to the specific subject matter hereof and supersede any prior communication or agreement with respect thereto.

Section 16.           Notice.    All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile, nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

If to the Company, to:	ACP Lantern Acquisition, Inc.
331 Treble Cove Road North Billerica, Massachusetts Attention: President Facsimile:

If to Advisor, to:	Avista Capital Holdings, LP
65 East 55th Street 18th Floor
New York, NY 10022 Attention: Ben Silbert, Esq. Facsimile: 212-593-6959

All such notices, requests, consents and other communications shall be deemed to have been received: (a) in the case of delivery in person or by facsimile, on the date of such delivery; (b) in the case of delivery by nationally-recognized overnight courier, on the next business day following such delivery; and (c) in the case of delivery by mail, on the third business day after the posting thereof.

Section 17.            Severability.    If in any judicial or arbitral proceedings a court or arbitrator shall refuse to enforce any provision of this Agreement, then such unenforceable provision shall be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced.  To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the extend that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof shall be found to be invalid or unenforceable, such provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

Section 18.            Counterparts.    This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same instrument.

Section 19.            Headings.    All headings in this Agreement are inserted for convenience only and shall be disregarded in construing and enforcing provisions of this Agreement.

Section 20.            Prevailing Party.    If any action or other proceedings is brought for a breach of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in bringing such action or proceeding, in addition to any other relief to which such party may be granted or entitled.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officer or representative as of the date first above written.

ACP LANTERN ACQUISITION, INC.

By:	/s/ David Burgstahler
	Name:	David Burgstahler
	Title:	Authorized Representative

AVISTA CAPITAL HOLDINGS, LP

By:	Avista Capital, Inc.
Its:	General Partner

By:	/s/ David Burgstahler
	Name:	David Burgstahler
	Title:	Authorized Representative

Signature Page to Advisory Services and Monitoring Agreement